Exhibit 99.1

Yuma Energy, Inc.

NEWS RELEASE

Yuma Energy, Inc. Provides an Operational Update and Overview

HOUSTON, TX – (Marketwired – February 5, 2015) – Yuma Energy, Inc. (NYSE MKT: YUMA) (NYSE MKT: YUMA-PA) (the “Company,” “Yuma” or “we”) today provided an operational update and overview relating to its properties.

La Posada – Bayou Hebert Field, Vermilion Parish, Louisiana. We have a 12.5% working interest in La Posada – Bayou Herbert Field.  The primary objectives were the Lower Planulina Cris R sands, at a depth from approximately 17,700 to 18,250 feet.

The prospect was successfully tested in 2011 on the southern portion of the structure by PetroQuest Energy, Inc., the operator.  A brief summary of the drilling activity to date is as follows:

1.	The Thibodeaux No. 1 well was drilled to a total depth of 19,079 feet and logged a net 217 feet of hydrocarbon bearing sand. The well was put on production in March 2012.

2.
The Broussard No. 2 well was drilled to a depth of 19,150 feet on the north side of the structure in 2012. This well logged a net 328 feet of hydrocarbon bearing sand in the Lower Planulina Cris R-1 and Cris R-2A, B and C sandstones. The well was put on production in September 2012.

3.
The Broussard No. 1 well (originally drilled and temporarily abandoned in 2007) was re-entered and sidetracked to the upper Cris R-2 sand as an acceleration well. The Broussard No. 1 sidetrack was drilled to a depth of 18,035 feet and encountered the upper productive sand in 2013. The well was put on production in May 2013.

In November 2014, after encountering excess water production, the operator reconfigured the production facilities and gross production averaged approximately 52.6 MMcf/d of natural gas and 970 Bbl/d of oil (4.7 MMcf/d and 87 Bbl/d net) during the fourth quarter of 2014.  During the last week in January 2015, the operator completed the installation of higher capacity water handling equipment to handle increased water production from the Broussard No. 2 and the Thibodeaux No. 1.  With the installation of this equipment, the operator plans to optimize gas production within the water handling limits of the upgraded facilities.  As of the date hereof, the field is producing approximately 61 MMcf/d of natural gas and 1,100 Bbl/d of oil gross (5.5 MMcf/d and 99 Bbl/d net).  Future production increases and the timing of potentially recompleting the Thibodeaux No. 1 from its current “C” zone to the overlying “B” zone will depend on the performance and optimization of the individual wells.

Livingston Prospects, Livingston Parish, Louisiana. Our primary exploration targets which produce in the area include intermediate depth Wilcox sands and the deeper lower Tuscaloosa sands. We hold an average 33% working interest across the Livingston prospects and we are the operator.

To date we have drilled five exploration wells with four discoveries on our Livingston project.  Three of the wells targeted the lower Tuscaloosa sands (oil), two of which were discoveries, one well targeted the Wilcox formation (oil), and one well drilled for a shallow Miocene target (natural gas).  The shallow Miocene well has produced out and has been shut in.

We have since drilled two development wells offsetting our Lower Tuscaloosa discoveries in addition to two development wells offsetting our Wilcox discovery.  One of our Wilcox development wells, the Blackwell 39-1 was drilled and completed on January 14, 2015.  Since being put on production, the Blackwell 39-1 has averaged 124 Bbl/d of oil gross during the last two weeks of January 2015.

Currently, two wells are producing from the lower Tuscaloosa sands and three wells are producing from the Wilcox.  Two Tuscaloosa wells, the Weyerhaeuser 57 and the Roberts 57, are currently shut-in due to tubing leaks.  Work-overs are currently scheduled to be completed during the first quarter of 2015.  The average daily production from the five remaining wells during the three months ended December 31, 2014 was approximately 391 Bbl/d of oil gross (90 Bbl/d net).

Yuma is currently reviewing the timing of its Glacier prospect due to current market conditions.

Lake Fortuna Field (Raccoon Island), St. Bernard Parish, Louisiana. We discovered our Lake Fortuna field in 1996 when our 3-D Raccoon Island prospect was drilled. The target was a Middle Miocene sand on a known productive structure. In 2005, we acquired the majority of the working interest in Raccoon Island from Amerada Hess, and now own a working interest of 91%.  During the three months ended December 31, 2014, we temporarily shut in a portion of the field to repair a salt water disposal well which curtailed production and consequently resulted in lower revenues from the field.  Production in the field has been restored to previous levels of approximately 250 Bbl/d of oil gross (162 Bbl/d net).

Gardner Island and Branville Bay, St. Bernard Parish, Louisiana.  During the fourth quarter of 2014, we performed repair work on the salt water disposal well servicing the two fields which was completed in January 2015.  This resulted in reduced production and revenues from the field in the fourth quarter due to the downtime for the repair; however, production has since been restored to approximately 250 Bbl/d gross (63 Bb/d net).    Additionally, during the fourth quarter we acquired additional interest in our Gardner Island field bringing our working interest from 7% to 34%.

Greater Masters Creek Field, Allen, Vernon, Rapides and Beauregard Parishes, Louisiana. Our Greater Masters Creek Field properties are located in the Austin Chalk Trend in west central Louisiana.  At December 31, 2014, we held approximately 69,470 net acres in the field.  The acreage is located within an existing field which has previously been developed. Based on our technical analysis and independent third-party engineering, we believe there are approximately 70 operated proved undeveloped locations and 14 non-operated proved developed locations that are either held by production or leases.

We completed our second operated Austin Chalk well, the Crosby 14-1, which was drilled vertically to approximately 15,000 feet to the top of the Austin Chalk formation and then 3,100 feet horizontally in the Austin Chalk formation in the fourth quarter of 2014.  Upon completion of the Crosby 14-1, we shut the well in to install surface facilities and to drill a salt water disposal well.  In January of 2015 we began to produce and clean-up the production from the Crosby 14-1 well, but drilling mud and cuttings accumulated in the well which prevented it from flowing.  Work-over operations are currently in progress to clean out the well.  Once these operations are complete, we expect to bring the well into full production.  We hold a 61% working interest in the well.

Amazon 3-D Project, Calcasieu and Jefferson Parishes, Louisiana. In 2011, we shot a 70 square mile 3-D seismic survey targeting the Frio (Hackberry and Marg Tex/Cib Haz/Camerina objectives). The Hackberry is a “bright spot” play for natural gas with rich condensate yields found in stratigraphic traps at depths of approximately 13,000 feet. The Marg Tex/Cib Haz/Camerina objectives are found at depths typically around 9,000 feet in structural traps independent of the underlying Hackberry.

We are currently drilling our Anaconda prospect – the Talbot 23 No. 1 where we hold approximately a 45% working interest after casing point. This single well prospect is unique in that it has both Hackberry and Marg Tex objectives. The Hackberry exhibits a “bright spot” on the 3-D seismic, the attributes of which are similar to Hackberry discoveries drilled by other operators within a mile of our location.

At the Marg Tex interval, the well was anticipated to intersect four Marg Tex sands.  On January 29, 2015, the Talbot 23 No. 1 well logged approximately 45 feet of hydrocarbon bearing sands in the Marg Tex objectives.  These sands have been protected by intermediate casing while we drill ahead to the Hackberry objective.  We anticipate reaching total depth by mid February 2015 and plan to begin completion and testing operations upon rig-release.

Cat Canyon Field, Santa Barbara, California. Our Cat Canyon field is a legacy asset that was owned by Pyramid Oil Company, prior to our merger completed on September 10, 2014.  The field produces from the Monterey formation and is found at a depth of 4,500 feet and is nearly 2,000 feet thick.  We have a 100% working interest in 120 acres held by production in this field.  The field is surrounded by Monterey wells drilled from the late 1940’s through 1982 on 10 acre spacing.  The wells are drilled vertically, completed naturally (without fracing) and are put on pump immediately.  We plan to drill our first operated well on this property in 2015.

Bakken – Yellowstone and Southeast Homerun. At December 31, 2014, we held an average 5% non-operated working interest in 18,513 gross acres (674 net acres) in McKenzie County, North Dakota.  We have interests in six producing oil wells and two active salt water disposal wells.  All producing wells are located in two fields, Yellowstone and Southeast Homerun.  The majority of our interests are currently operated by Zavanna, LLC. We currently estimate that approximately 140 gross drilling locations remain across our Bakken asset.  In addition, we believe significant future infill and Three Forks development upside potential exists on our acreage.

About Yuma Energy, Inc.

Yuma Energy, Inc. is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas properties, primarily through the use of 3-D seismic surveys, in the U.S. Gulf Coast and California. The Company employs a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. The Company’s current operations are focused on onshore central Louisiana, where the Company is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, the Company has a non-operated position in the Bakken Shale in North Dakota and operated positions in Kern and Santa Barbara Counties in California. Yuma’s common stock is traded on the NYSE MKT under the trading symbol “YUMA.” For more information about Yuma Energy, Inc., please visit our website at www.yumaenergyinc.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes. Forward-looking statements are based on current expectations and assumptions and analyses made by the Company in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: fluctuations in oil and gas prices; the risks of the oil and gas industry (for example, operational risks in drilling and exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits); the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change. The Company’s annual report on Form 10-K for the year ended December 31, 2013, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, please contact:

James J. Jacobs
Vice President – Corporate and Business Development
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, Texas 77027
Telephone: (713) 968-7000